First Federal of Northern Michigan Bancorp, Inc. Announces First Quarter 2011 Results

ALPENA, Mich., May 2, 2011 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported consolidated net earnings of $161,000, or $0.06 per basic and diluted share, for the quarter ended March 31, 2011 compared to consolidated net earnings of $202,000, or $0.07 per basic and diluted share, for the quarter ended March 31, 2010.

Listed below are a few key points relative to the Company's results for the quarter ended March 31, 2011:

  Significant quarter over quarter improvement in the Company's net interest margin (from 3.58% for the quarter ended March 31, 2010 to 3.95% for the quarter ended March 31, 2011) due primarily to a 63 basis point reduction in the cost of funds period over period.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory purposes.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "While pleased that we once again generated profits for the quarter, it fell short of our expectations. The costs associated with foreclosure activity and the disposition of bank- owned assets were higher than we anticipated. On a positive note, with the improvement in our Texas ratio from where we were a year ago, we believe these costs have peaked and fully expect that we will continue to see a decline in these expenses both in the near and long term. We are pleased with the continued improvement in our Net Interest Margin to an all time high of 3.95% for the quarter. This is largely attributable to lower funding costs but also supported by the establishment of higher floors on commercial lines of credit. The N.I.M. improvement will favorably affect the bank's profitability on a going forward basis. Our FDIC premiums have also declined as a result of a new lower assessment base along with an upgrade to our risk profile related to improved earnings in 2010 and improvements to our asset quality metrics. In spite of the challenges and uncertainty that remain for the Michigan and Northern Michigan economies, we believe we are well positioned to show further improvement in 2011 and beyond."

Selected Financial Ratios

	For the Three Months Ended March 31
	2011	2010

Performance Ratios:
Net interest margin	3.95%	3.58%
Average interest rate spread	3.80%	3.38%
Return on average assets*	0.30%	0.35%
Return on average equity*	2.70%	3.43%

* Annualized

	As of
	March 31, 2011	December 31, 2010	March 31, 2010
Asset Quality Ratios
Non-performing assets to total assets	4.66%	4.37%	5.37%
Non-performing loans to total loans	4.45%	4.13%	5.00%
Allowance for loan losses to non-performing loans	38.41%	42.85%	40.55%
Allowance for loan losses to total loans	1.71%	1.77%	2.03%

"Texas Ratio" (Bank)	41.79%	39.66%	50.87%

Total non-performing assets (000's omitted)	$10,037	$9,424	$12,222

Financial Condition

Total assets of the Company at March 31, 2011 were $215.4 million, a decrease of $288,000, or 0.1%, from assets of $215.7 million at December 31, 2010. Net loans receivable decreased $5.9 million to $151.3 million at March 31, 2011, due to the continued effect of adjustable-rate or balloon mortgage loans that have paid off or been refinanced and sold into the secondary market, a large purchased mortgage loan which paid off during the quarter, consumer loan balances that have declined due to normal pay-downs, pay-off of an out-of-state commercial loan participation, and in general, limited originations of loans to be held in the Company's portfolio. Investment securities increased $3.5 million from December 31, 2010 to March 31, 2011 due primarily to the purchase of GNMA and municipal securities as opportunities arose.

Deposits increased $766,000 to $156.2 million at March 31, 2011. During the quarter lower-costing accounts such as savings, money market and checking accounts increased by approximately $2.8 million. This was partially offset by a decrease in our certificate of deposit accounts of approximately $2.1 million. FHLB advances decreased $1.0 million as an advance matured and was paid off from available cash from loan pay-offs.

The ratio of total nonperforming assets to total assets was 4.66% at March 31, 2011 compared to 4.37% at December 31, 2010 and 5.37% at March 31, 2010. Non-performing assets increased by $613,000 from December 31, 2010 to March 31, 2011. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

Stockholders' equity was $23.5 million at March 31, 2011 compared to $23.2 million at December 31, 2010. The increase was due primarily to net earnings for the three-month period of $161,000 and an increase of $59,000 in the unrealized gain on available-for-sale investment securities. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

Tier 1 (Core) capital ( to adjusted assets)	$ 21,388	9.99%	$ 8,561	4.00%	$ 10,701	5.00%

Total risk-based capital (to risk- weighted assets)	$ 23,143	16.52%	$ 11,210	8.00%	$ 14,012	10.00%

Tier 1 risk-based capital (to risk-weighted assets)	$ 21,388	15.26%	$ 5,605	4.00%	$ 8,407	6.00%

Tangible Capital ( to tangible assets)	$ 21,388	9.99%	$ 3,210	1.50%	$ 4,281	2.00%

Results of Operations

Interest income decreased to $2.6 million for the three months ended March 31, 2011 from $2.9 million for the year earlier period. The decrease in interest income was due to two factors: a decrease of $14.0 million in the average balance of our interest-earning assets and a decrease of 20 basis points in the yield on interest-earning assets due in part to lower market interest rates period over period.

Interest expense decreased to $605,000 for the three months ended March 31, 2011 from $956,000 for the three months ended March 31, 2010. The decrease in interest expense for the three-month period was due in part to a $15.0 million decrease in the average balance of our interest-bearing liabilities and a decrease in our overall cost of funds of 63 basis points period over period. Most notably, the average balance of our FHLB advances decreased $14.5 million from the three-month period ended March 31, 2010 to the same period in 2011 and the cost of our FHLB advances decreased 63 basis points period over period. In addition, our certificates of deposit decreased $8.1 million from the three-month period ended March 31, 2010 to the same period in 2011 and the cost of our certificates of deposit decreased 58 basis points period over period.

The Company's net interest margin increased to 3.95% for the three-month period ended March 31, 2011 from 3.58% for the same period in 2010. During this time period, the average yield on interest-earning assets decreased 20 basis points to 5.17% from 5.37%, while the average cost of funds decreased 63 basis points to 1.37% from 2.00%, due to reductions of 63 basis points and 58 basis points on our FHLB advances and certificates of deposit, respectively.

The provision for loan losses for the three-month period ended March 31, 2011 was $67,000, as compared to $11,000 for the prior year period. During the quarter ended March 31, 2011, we recorded specific reserves of approximately $80,000 on a previously identified mortgage credit and $79,000 on a commercial credit. We received updated information on both credits which required us to record specific reserves on these credits. Offsetting these additional specific reserves during the quarter ended March 31, 2011, we moved a large commercial loan out of construction status into our general pool of commercial loans, which allowed us to reduce the amount of general reserves we needed to record. Construction loans carry a higher degree of risk and therefore a higher level of reserve. The provision was based on management's review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non interest income decreased from $578,000 for the three months ended March 31, 2010 to $449,000 for the three months ended March 31, 2011. The results reflected a decrease of $40,000 in service charges and other fees, and a decrease of $49,000 in gain on sale of available-for-sale securities as securities were sold at a gain during the three-month period ended March 31, 2010 and no securities were sold during the corresponding period in 2011.

Non interest expense remained relatively unchanged at $2.2 million for both the three-months ended March 31, 2011 and 2010; however there were changes in the composition of our non-interest expense period over period: other expenses increased by $102,000 period over period, related mostly to expenses on troubled credits and repossessed assets; our FDIC premiums decreased by $23,000, or 24.4% period over period as the Company's assessment rate decreased; occupancy expense decreased by $43,000, or 13.6%, related primarily to lower depreciation expense on equipment that is now fully depreciated, and professional services decreased by $16,000, or 15.1%.

Pre-Tax, Pre-provision Core Operating Earnings

The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company's income (loss) excluding: income tax expense (benefit), the provision for loan losses, and any securities gains or losses.

The following table reconciles consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles ("GAAP") to pre-tax, pre-provision core operating earnings. Pre-tax, pre-provision core operating earnings is not a measurement of the Company's financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP. Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company's results as reported under GAAP. However, the Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of certain issues. It displays core operating earnings trends before the impact of these issues.

	Three Months Ended
	03/31/2011	03/31/2010

Net income	$ 160,701	$ 202,303
Provision for loan losses	67,358	11,088
Income tax expense	-	101,913
Securities gains	-	(49,430)
Elevated loan, collection and repossessed asset costs (1)	185,368	80,226

Pre-Tax, Pre-Provision Core Operating Earnings (loss)	$ 413,427	$ 346,100

(1) Represents the excess amount over an average amount of $57,500 quarterly or $230,000 annually for the years 2004 - 2008.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc.
Consolidated Balance Sheet

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 3,541,896	$ 1,889,999
Overnight deposits with FHLB	313,959	72,658
Total cash and cash equivalents	3,855,856	1,962,657
Securities AFS	38,809,481	35,301,238
Securities HTM	2,520,000	2,520,000
Loans held for sale	152,237	-
Loans receivable, net of allowance for loan losses of $2,631,993 and $2,831,332 as of March 31, 2011 and December 31, 2010, respectively	151,255,315	157,143,918
Foreclosed real estate and other repossessed assets	3,186,668	2,818,343
Federal Home Loan Bank stock, at cost	3,775,400	3,775,400
Premises and equipment	5,982,768	6,026,793
Accrued interest receivable	1,146,752	1,230,938
Intangible assets	554,193	627,306
Prepaid FDIC Premiums	900,140	967,143
Deferred Tax Asset	603,082	659,194
Other assets	2,702,714	2,700,034
Total assets	$ 215,444,605	$ 215,732,964

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 156,231,755	$ 155,465,896
Advances from borrowers for taxes and insurance	316,969	130,030
Federal Home Loan Bank Advances	28,000,000	29,000,000
REPO Sweep Accounts	5,753,871	6,172,362
Accrued expenses and other liabilities	1,646,240	1,728,735

Total liabilities	191,948,835	192,497,023

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued	31,918	31,918
Additional paid-in capital	23,838,758	23,822,152
Retained earnings	2,398,765	2,238,064
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation.	(15,043)	(38,382)
Accumulated other comprehensive income	205,290	146,107
Total stockholders' equity	23,495,770	23,235,941

Total liabilities and stockholders' equity	$ 215,444,605	$ 215,732,964

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months
	Ended March 31,
	2011	2010
	(Unaudited)
Interest income:
Interest and fees on loans	$ 2,273,320	$ 2,540,413
Interest and dividends on investments
Taxable	94,815	132,563
Tax-exempt	40,328	52,812
Interest on mortgage-backed securities	183,366	156,533
Total interest income	2,591,829	2,882,321

Interest expense:
Interest on deposits	437,253	637,824
Interest on borrowings	168,074	318,582
Total interest expense	605,327	956,406

Net interest income	1,986,502	1,925,915
Provision for loan losses	67,358	11,088
Net interest income after provision for loan losses	1,919,144	1,914,827

Non-interest income:
Service charges and other fees	164,491	204,174
Mortgage banking activities	235,983	248,092
Gain on sale of available-for-sale investments	-	49,430
Net gain (loss) on sale of premises and equipment,
real estate owned and other repossessed assets	(8,675)	11,176
Other	57,553	65,613
Total non-interest income	449,352	578,485

Non-interest expense:
Compensation and employee benefits	1,168,936	1,170,942
FDIC Insurance Premiums	71,217	94,200
Advertising	23,021	19,889
Occupancy	270,042	312,576
Amortization of intangible assets	73,113	73,113
Service bureau charges	76,206	79,582
Insurance & Brokerage Commission Expense	-	-
Professional services	87,577	103,111
Prepayment penalty on FHLB advances	-	-
Other	437,683	335,683
Total non-interest expense	2,207,795	2,189,096

Income before income tax expense	160,701	304,216
Income tax expense	-	101,913

Net Income	$ 160,701	$ 202,303

Per share data:
Net Income per share
Basic	$ 0.06	$ 0.07
Diluted	$ 0.06	$ 0.07

Weighted average number of shares outstanding
Basic	2,884,049	2,884,249
Including dilutive stock options	2,884,049	2,884,249
Dividends per common share	$ -	$ -

CONTACT: Amy E. Essex, Chief Financial Officer, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., +1-989-356-9041